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                                                                    EXHIBIT 10.1

                       [LETTERHEAD OF ICOS CORPORATION]

                                 June 11, 1999


Mr. Paul N. Clark
595 Crabtree Lane
Lake Forest, IL 60045

Dear Paul:

     On behalf of ICOS Corporation (the "Company"), I am very pleased to extend to you an offer to join the Company as President and Chief Executive Officer. Subject to your agreement, evidenced by countersigning this letter, this letter agreement (this "Agreement") sets forth the terms and conditions of your employment by the Company:

1.   Position

     (a) You ("Executive") shall be the President and Chief Executive Officer of the Company. In this position, Executive shall have overall charge and responsibility for the business and affairs of the Company. Executive will report to the Board of Directors of the Company (the "Board"). Executive will also be elected a director of the Company.

     (b) Executive shall devote his full business time, ability and attention to the business of the Company and shall not engage in or perform duties for any other person which interfere with performance of his duties hereunder. Executive may hold board of director positions for outside civic organizations and may spend a reasonable amount of time fulfilling the duties of those positions so long as there is not interference with the performance of Executive's duties hereunder. Service on a board of directors for a commercial entity will be subject to prior approval by the Board.
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June 11, 1999
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2.   Term

     Executive shall commence employment with the Company on June 16, 1999. The term of this Agreement shall be five (5) years from commencement of Executive's employment, with a daily three-year "evergreen" feature effective on the second anniversary, so that the remaining term will always be at least three (3) years, subject to either party being able, by written notice, to stop further operation of this evergreen feature.

3.   Annual Salary

     Executive's annual salary shall be $500,000 as compensation for services hereunder (including services as a member of the Board), subject to increase thereafter at the sole discretion of the Board.

4.   Cash Bonuses

     When the Company begins paying annual cash bonuses, Executive shall be eligible to receive cash bonuses consistent with competitive pay practices generally and with bonuses paid to other senior executives of the Company.

5.   Equity-Based Incentive Compensation

     (a) Upon commencement of employment, Executive will be granted a ten-year stock option under the Company's 1999 Stock Option Plan (the "Plan") to purchase 1,500,000 shares of the Company's common stock, which option will vest as to 25,000 shares on each of the first sixty (60) monthly anniversaries of Executive's date of commencement of employment with the Company (the "Option"). To the extent permitted by applicable law, a portion of the Option will be treated as an incentive stock option ("ISO") pursuant to Section 422 of the Internal Revenue Code (the "Code"). The exercise price for the Option will be equal to the closing price reported by Nasdaq National Market on the date Executive countersigns this Agreement; provided, however, the exercise price with respect to the portion of the Option that is treated as an ISO cannot be less than the closing Nasdaq National Market price on the date of commencement of employment, and the exercise price of the portion of the Option that is not an ISO cannot be less than eighty-five (85%) of the closing Nasdaq National Market price on the date of commencement of employment. In the event of termination of Executive's employment by the Company without Cause (as defined in Exhibit A) or by Executive for Good Reason (as defined
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June 11, 1999
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in Exhibit A), the Option will fully vest and be exercisable over the next two years, subject to early termination in accordance with Section 11.2(a) of the Plan. When the Company or its affiliate, Lilly ICOS LLC, receives FDA approval of an NDA, the last 300,000 shares to vest under the Option will accelerate in vesting as of the date of approval. If such approval occurs before June 30, 2002, an additional stock option for 300,000 shares will be granted as of such approval under the Plan or any other Company stock option plan then in effect, such option to have an exercise price equal to the closing price on the date of grant and to vest in equal monthly amounts over a forty-eight-month (48) period. The Plan Administrator of the Plan will permit Executive to pay the exercise price for the Option by surrendering other common stock of the Company in accordance with Section 7.5(b) of the Plan and to pay any withholding taxes in connection with the exercise of the Option by surrendering other common stock of the Company or having the Company withhold shares issuable upon the exercise, in accordance with Section 9 of the Plan.

     (b) The Option will include a provision that, in the event the exercise price for the Option or any taxes due on its exercise are paid by the surrender of other common stock of the Company or, for the payment of withholding taxes, by withholding of shares, Executive will be granted an option (a "Replacement Option") under the Plan to purchase a number of shares of common stock of the Company equal to the number of shares surrendered and/or withheld, provided the then fair market value of the Company's common stock is at least twenty-five percent (25%) higher than the exercise price of the Option. The exercise price of the Replacement Option will be the closing Nasdaq National Market price as of the grant date of the Replacement Option. The Replacement Option will be a nonqualified stock option which will first be exercisable six (6) months after the grant date, will have a term equal to the remainder of the term of the original Option and will have such other terms as are similar to the terms used by Abbott Laboratories in its replacement options so long as not inconsistent with the Company's Plan. An additional Replacement Option will not be granted upon the exercise of a previously issued Replacement Option if that previously granted Replacement Option is exercised in the same calendar year that it was granted.

     (c) Executive shall be eligible to receive future grants of stock options pursuant to the Company's Management Incentive Program or similar stock-based bonus program consistent with awards granted to other senior executives of the Company.
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June 11, 1999
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     (d)  Executive shall be eligible to receive future periodic (i.e., non-
bonus-related) grants under the Company's stock incentive programs consistent with competitive pay practices generally and with awards made to other senior executives of the Company.

6.   Group/Fringe/Executive Benefits

     Executive and his family may participate in the benefit program provided by the Company on terms no less favorable to Executive than the terms offered to other senior executives of the Company. Executive will accrue vacation at the rate of four (4) weeks per year, the administration thereof (e.g., year-to-year accumulation and benefits, if any, at termination) to be in accordance with the policies of the Company.

7.   Events Triggering Severance Benefits

     Upon the termination of Executive's employment by the Company without Cause or by the Executive for Good Reason, Executive will be entitled to receive the severance benefits described in Item 8 below.

8.   Severance Benefits

     In the event of a termination of employment described in Item 7 above, Executive will be entitled, in lieu of any other severance benefits (other than those described elsewhere herein), to:

     (a) Continuation of Executive's then current annual salary for a period of three (3) years and payment at the end of each of such three years an amount equal to Executive's (i) most recent annual performance cash bonus target or
(ii) if greater, most recent annual cash bonus payment. If requested by Executive, such salary continuation and bonus payments will be paid in a lump sum using a six percent (6%) annual discount factor. The foregoing salary continuation and bonus payments (including lump sum) will not be paid if, at the time of termination, the aggregate built-in gain of all vested stock options (including options vesting as a result of termination) granted to Executive is (or would have been, with respect to exercised options) greater than $6 million.

     (b) Payment of a performance cash bonus at target for the year of termination, prorated for the portion of the year elapsed through the date of Executive's termination.
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June 11, 1999
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     (c)  Payment of any benefits, in accordance with their terms, accrued to the date of termination, but previously unpaid.

     (d) Continuation of health care benefits for Executive and his dependents for three (3) years after the date of termination or until Executive receives substantially the same health care benefits from another employer, whichever occurs first.

     (e) Full vesting of all stock options, restricted stock and performance shares.

9.   Gross-Up Payment for Golden Parachute Taxes

     (a) If it is determined that any payment by the Company, to or for the benefit of Executive under this Agreement or otherwise, would be subject to the federal excise taxes imposed under Section 4999 of the Code, the Company will make an additional payment to Executive (the "Gross-Up Payment") in an amount sufficient to cover (1) any golden parachute excise tax payable by Executive,
(2) all taxes on the Gross-Up Payment, and (3) all interest and/or penalties imposed with respect to such taxes.

     (b)  As a result of the uncertainty in the application of Section 280G and
Section 4999 of the Code, it is possible that the Company will make a payment (including a Gross-Up Payment) under Item 9(a) that should not have been made (an "Overpayment") or that the Company will fail to make a payment (including a Gross-Up Payment) under Item 9(a) that should have been made (an "Underpayment"). If it is determined that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Executive which he shall repay to the Company, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code. If it is determined that an Underpayment has occurred, such Underpayment shall promptly be paid by the Company to Executive, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code. The Company and Executive agree to give each other prompt written notice of any information or taxing authority inquiry that could reasonably result in the determination that an Overpayment or Underpayment has been made.
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June 11, 1999
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10.  No Duty to Mitigate

     After a termination of employment, Executive will not be obligated to mitigate his damages by seeking other comparable employment, and any severance benefits payable to Executive will not be subject to reduction for any compensation received from other employment.

11.  Termination by Executive or the Company

     Executive may, with at least thirty (30) days' prior written notice, voluntarily terminate this Agreement without liability at any time without Good Reason. The Company may, with at least thirty (30) days' prior written notice, terminate this Agreement at any time without Cause, subject to Item 8 above. The Company may terminate this Agreement without liability at any time for Cause.

12.  Death or Disability

     This Agreement and Executive's employment relationship with the Company shall immediately terminate upon Executive's death or, at the election of Executive or Company, upon disability which precludes Executive from performing his usual duties for the Company for a period in excess of ninety (90) consecutive days or for a period in excess of ninety (90) days within any consecutive 12-month period. The benefits to be provided Executive in connection with such termination will be con-sistent with the policies of the Company for other senior Executives of the Company.

13.  Fees and Expenses

     The Company will pay all reasonable professional fees and related expenses incurred by Executive in connection with the negotiation and preparation of this Agreement up to a maximum amount of $50,000. In addition, the Company will pay all reasonable professional fees and related expenses incurred by Executive each year in connection with personal financial planning up to a maximum of $15,000 per calendar year.

14.  Relocation

     The Company will pay all costs of relocation of Executive and his family to Washington state in accordance with the Company's relocation policy supplemented as follows:
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June 11, 1999
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     (a)  The Company will reimburse Executive for reasonable temporary living expenses for Executive and his family in the Seattle metropolitan area for a period not to exceed eighteen (18) months from the date hereof;

     (b) The Company will reimburse Executive for reasonable temporary commuting expenses for Executive and his family between the Chicago metropolitan area and the Seattle metropolitan area for a period not to exceed eighteen (18) months from the date hereof;

     (c) The Company will make available to Executive the opportunity to sell his present primary residence through a relocation firm or real estate agent mutually acceptable to Executive and the Company; and

     (d)  All relocation payments will be "grossed-up" for applicable taxes.

15.  Binding of Successors

     The Company will be required to have any successor to all or substantially all of its business and/or assets expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

16.  Nonsolicitation

     During employment and the period during which Executive is entitled to salary continuation under Item 8(a), Executive shall not, directly or indirectly, recruit, solicit or induce any employee, advisor, consultant, customer or business partner of the Company to terminate such party's relationship with the Company or to engage in activities competitive with the Company.

17.  Taxes

     The Company may deduct and withhold from any payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any statute, law, regulation or ordinance now or hereafter enacted. Executive will work reasonably with the Company to structure any salary, bonus or other compensation in such a fashion to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code while preserving the economic benefit intended to be received by Executive.
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June 11, 1999
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18.  Indemnification

     Except to the extent inconsistent with the Company's Certification of Incorporation or Bylaws, the Company will indemnify and hold harmless Executive to the fullest extent permitted by law with respect to Executive's service as an officer and director of the Company.

19.  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

20.  Entire Agreement

     This Agreement sets forth the entire agreement and understanding between Executive and the Company and supersedes and cancels any prior understandings, agreements or representations by or between the parties, written or oral. This Agreement may not be amended, modified, changed or discharged in any respect except as agreed in writing signed by the parties.

21.  No Conflict

     Executive represents and warrants that this Agreement and his performance hereunder does not and will not breach or conflict with any agreement to which Executive is or becomes a party.

22.  Successors and Assigns

     The services and duties to be performed by Executive hereunder are personal and may not be assigned. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and Executive, his heirs and representatives.

23.  Waiver

     Failure by either party to insist upon strict adherence to any one or more of the provisions of this Agreement on one or more occasions shall not be construed as a waiver, nor shall it deprive that party of the right to require strict compliance thereafter.
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June 11, 1999
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24.  Severability

     Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the interpretation of this Agreement in any other jurisdiction.

     *    *    *

     We are pleased to have you joining the Company. If the foregoing is acceptable to you, please sign the enclosed copy of this letter and return it to me.

                                   Very truly yours,

                                   ICOS CORPORATION


                                   By /s/ George B. Rathmann
                                     -------------------------------------------
                                     George B. Rathmann, Chairman of
                                     the Board, Chief Executive Officer
                                     and President

Agreed and Accepted:


/s/ Paul N. Clark
-------------------------------
Paul N. Clark
Dated:     June 11       , 1999
      -------------------
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June 11, 1999
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                                   Exhibit A

     "Cause" means: Executive has (a) been convicted of, or pleaded guilty or nolo contendere to, a felony involving theft, moral turpitude or fraud against the Company or under federal or state securities laws, or (b) engaged in conduct that constitutes willful gross neglect or willful gross misconduct resulting, in either case, in material adverse effect upon the business or affairs of the Company.

     "Good Reason" means: (i) the assignment to Executive of any duties inconsistent in any respect with Executive's position, including status, offices, titles and reporting relationships, authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of a notice thereof given by Executive; (ii) any failure by the Company to provide compensation and benefits to Executive as described in this Agreement, other than an isolated, immaterial and inadvertent failure not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (iii) failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) calendar days after a merger, consolidation, sale or similar transaction; and
(iv) any other material breach by the Company of its obligations to Executive under this Agreement.